Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

K2 Capital Acquisition Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001 per share, and one right (a Share Right) to receive one-fifth (0.2) of a Class A ordinary share upon the consummation of an initial business combination	(1)	457(a)	11,500,000	$10.00	$115,000,000.00		$17,606.50
Fees Previously Paid	Equity	Class A ordinary shares included as part of the units	(2)	Other	11,500,000	0.00	0.00		0.00
Fees Previously Paid	Equity	Share Rights included as part of the Units	(3)	Other	11,500,000	0.00	0.00		0.00
Fees Previously Paid	Equity	Class A ordinary shares underlying Share Rights included as part of the units	(4)	Other	1,437,500	10.00	14,375,000.00		2,200.82
Fees to be Paid	Equity	Class A ordinary shares underlying Share Rights included as part of the units	(5)	Other	862,500	$10.00	$8,625,000.00	0.0001381	$1,191.11

Total Offering Amounts:							$138,000,000.00		20,998.43
Total Fees Previously Paid:									19,807.32
Total Fee Offsets:									0.00
Net Fee Due:									$1,191.11

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Offering Note(s)

(1)	Includes 1,500,000 units, consisting of 1,500,000 Class A ordinary shares and 1,500,000 Share Rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

No fee pursuant to Rule 457(g)

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

No fee pursuant to Rule 457(g)

(4)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(5)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.